Exhibit 99.1

PRESS RELEASE

FOR RELEASE MARCH 14, 2008 AT 1:00 P.M.

For More Information Contact

Joseph J. Bouffard

(410) 248-9130

BCSB Bankcorp, Inc.

BCSB Bankcorp, Inc. Announces Extension of Subscription and Community Offering

March 14, 2008, Baltimore, MD – BCSB Bankcorp, Inc. (Nasdaq: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., announced today that in order to give potential purchasers in the offering an opportunity to consider the impact of BCSB Bankcorp’s recent announcement of the termination of the Supervisory Agreement by the Office of Thrift Supervision, BCSB Bancorp has extended the termination date for the subscription and community offering until 3:00 p.m., Eastern Time, on April 2, 2008.

BCSB Bancorp, the proposed new holding company for the Bank, is in the process of raising additional capital through a second step conversion from its current mutual holding company structure to a 100% publicly owned company. In the stock offering, which began on February 22, 2008, BCSB Bancorp is currently offering for sale between 1,976,538 and 2,674,139 shares of common stock at a purchase price of $10.00 per share.

Any person who has already submitted an order in the subscription or community offering who wishes to increase his or her order may contact the Conversion Center at (410) 248-1189. Orders submitted to date remain unchanged and no further action is required. If we do not receive any further instructions from you regarding an order you have already submitted, your order will remain unchanged.

Any other questions regarding the offering should be directed to the Conversion Center at (410) 248-1189. Hours of operation are from 10:00 a.m. to 4:00 p.m., Monday through Friday, except for bank holidays.

Completion of the conversion and offering is subject to, among other things, the approval of the members of Baltimore County Savings Bank, M.H.C. and the stockholders of BCSB Bankcorp, and the receipt of final regulatory approvals.

Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. are assisting BCSB Bancorp in selling its common stock in the offering on a best efforts basis.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. BCSB provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offering, an accompanying stock order form).

The shares of common stock of BCSB Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.